UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2024

VSE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6348 Walker Lane Alexandria, Virginia	22310
(Address of principal executive offices)	(Zip Code)

(703) 960-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2024, VSE Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Jefferies LLC, RBC Capital Markets, LLC and William Blair & Company, L.L.C., acting as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) 2,112,676 shares (the “Firm Shares”) of the Company’s common stock, par value $0.05 per share (the “Common Stock”), at a price to the public of $71.00 per share. The Company has also granted the Underwriters a 30-day option to purchase up to an additional 316,901 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”). On May 15, 2024, the Underwriters informed the Company of their exercise in full of the option to purchase the Optional Shares. The Offering is expected to close on May 17, 2024, subject to satisfaction of customary closing conditions.

The Company estimates that the net proceeds from the Offering will be approximately $162.1 million (including the Underwriters’ exercise in full of the option to purchase the Optional Shares), after deducting underwriting discounts and commissions and before estimated offering expenses. The Company intends to use substantially all of the net proceeds from the Offering to repay outstanding borrowings under its revolving loan facility, including borrowings to fund its acquisition of Turbine Controls, LLC, to support potential future strategic acquisitions and for general corporate purposes.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-273085), which was previously filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2023 and declared effective by the SEC on July 14, 2023, a base prospectus dated July 14, 2023 and a prospectus supplement dated May 14, 2024.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Pursuant to the Underwriting Agreement, the Company’s executive officers, directors and certain affiliated funds entered into lock-up agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 90-day “lock-up” period with respect to sales of Common Stock, subject to certain exceptions.

The foregoing description of the Underwriting Agreement is subject to, and is qualified in its entirety by, the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein.

A copy of the opinion of Jones Day relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated May 14, 2024 between the Company, Jefferies LLC and RBC Capital Markets, LLC and William Blair & Company, L.L.C

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date: May 17, 2024	By:	/s/ Farinaz S. Tehrani
Farinaz S. Tehrani
Chief Legal Officer and Corporate Secretary